Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Announces Realignment of Magnet Wire North America Manufacturing Network

Company Also Provides Update to Fourth Quarter 2007 Guidance

ATLANTA, GA, January 23, 2008 – Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced that it is consolidating and restructuring its North American magnet wire manufacturing network.  The changes are expected to more efficiently match production capabilities to industry demand levels and to customer requirements.

The restructuring includes investment and expansion in the Company’s Franklin, Tennessee, and Torreon, Mexico, facilities, along with a phased closure of its Vincennes, Indiana, facility.  This project is expected to be completed by the fourth quarter of 2008.

These actions are expected to result in improved capacity utilization, with associated cost efficiencies, upon completion, estimated at between $7 to $9 million annually, based on current volume levels.  During 2008, the Company expects to incur cash charges, currently estimated at approximately $7 million, related to this restructuring.  Additionally, non-cash charges of approximately $15 million are expected in 2008, principally through accelerated depreciation.

“Over the past several years, Superior Essex has expanded and surpassed its competition to become the No. 1 global supplier of magnet wire,” said Stephen M. Carter, chief executive officer of Superior Essex.  “With 16 magnet wire manufacturing facilities in nine countries on three continents, we feel it is critical to ensure our ability to continue to serve our customers’ growing requirements - both in North America and globally - with the most cost-effective manufacturing network.”

Separately, the Company announced that it expects to exceed the upper end of the range of adjusted earnings per share guidance previously provided for the fourth quarter of 2007.  It also expects revenues to be in line with prior estimates.  The previous outlook, issued by the Company in conjunction with the release of its third quarter 2007 earnings, called for fourth quarter 2007 adjusted earnings per share growth of 30% to 40% over the prior year fourth quarter, with copper-adjusted Core Business revenue growth of 20%.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to complete announced acquisitions, integrate these operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire facility in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein.  Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper (“copper adjusted revenues”) to aid in analyzing period-to-period net sales.  Presentation of net sales herein for 2007 and 2006 are adjusted to a $3.00/lb COMEX value (or the equivalent €/kg LME or SHME value for our European and Chinese operations, respectively).  In prior year presentations, copper adjusted revenues were previously reflected at $2.00/lb COMEX value.  “Copper adjusted increase” in revenues or net sales is calculated after adjusting net sales in both periods to a constant copper value of $3.00/lb COMEX.  Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its Magnet Wire and Distribution North America business segment, its Magnet Wire and Distribution Europe business segment, and its Magnet Wire Asia Pacific business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric which we use and which is used by other companies. “EBITDA” as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and certain other non-operating items) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per diluted share” (or “Adjusted EPS”).   Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax).  Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items.  These items may not be comparable to a similarly titled measure of another company.  Special items are detailed in the financial tables accompanying this release.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and Copper-Adjusted Revenues are useful adjuncts to net income (loss), earnings per share, revenues and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company’s business.  Adjusted EBITDA and Adjusted EPS are used to evaluate performance for certain executive compensation items and provide a measure of the ongoing operations by removing items which are not directly relevant to the efficiency of operations.  The following non-GAAP financial measurements are reconciled to the most directly comparable GAAP financial measures – EBITDA to net income; Adjusted EBITDA to net income; Adjusted EPS (or Adjusted earnings per diluted share) to earnings per diluted share; and Copper-Adjusted Revenues to revenues.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income.  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Copper-adjusted revenues has distinct limitations as compared to GAAP revenues.  By copper-adjusting revenues, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis. Management compensates for these limitations by using the GAAP results in conjunction with copper-adjusted revenues.

Core Business revenues has distinct limitations as compared to GAAP revenues.  By limiting net sales to “Core Businesses,” the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by using the GAAP results in conjunction with Core Business revenues.